Loan Agreement

Party A: Harbin Renhuang Pharmaceuticals Inc.
Party B: Heilongjiang Yuejintiande Building and Installation Project Co.,Ltd

Due to the demand of Party B in an important investment in Daqing city, and based on the friendly consultation of parties A and B, both parties have entered into the Loan Agreement as follows:

1. Due to the demand of Party B in Teaching and Research Comprehensive Building in Heilongjiang August First Land Reclamation University bidding project, Party A agrees to lend Party B RMB ¥9,000,000 as the security in bidding only. No loan is allowed to divert for other uses.

2. Both parties agree that the period of this agreement is ONE month. Party A must pay Party B the loan in the agreement signing day.

3. The interest rate respect to the loan shall be six and eight percent (6.8%). In the event of failure by Party B to pay any payments due under the Loan after 10 days of loan period (One month), Party B pay one in a thousand(1 ‰) interest per day.

4. This Agreement will be valid upon signing and cease automatically after Party B duly repays Party A.

5. All disputes arising form or in connection with this contract shall be submitted to Harbin Arbitration Commission for arbitration in accordance with its rules of arbitration in effect at the time of applying for arbitration.

Party A: Harbin Renhuang Pharmaceuticals Inc.
Corporate representative:

Party B: Heilongjiang Yuejintiande Building and Installation Project Co.,Ltd
Corporate representative: